                                 Schedule 14a
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the registrant                      [X]
Filed by a party other than the registrant   [_]

Check the appropriate box:
[_]  Preliminary proxy statement
[X]  Definitive proxy statement
[_]  Definitive additional materials
[_]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           INTERACTIVE OBJECTS, INC.
               (Name of Registrant as specified in its Charter)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:______________________

(2) Aggregate number of securities to which transaction applies:_________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:___________________________

(5) Total fee paid:____________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:___________________________________________________

(2) Form, Schedule or Registration Statement No.:_____________________________

(3) Filing Party:_____________________________________________________________

(4) Date Filed:_______________________________________________________________

                           INTERACTIVE OBJECTS, INC.

                           -------------------------

                           NOTICE OF ANNUAL MEETING
                          to be held on July 23, 1999

                          ---------------------------

TO THE SHAREHOLDERS OF INTERACTIVE OBJECTS, INC.:

     The Annual Meeting of the Shareholders of Interactive Objects, a Washington corporation (the "Company"), will be held on July 23, 1999 at 10:00 a.m. (Pacific Time), at the Company's offices, 217 Pine Street, Suite 800, Seattle, WA 98101 for the following purposes:

     1. To elect two Class I members of the Board of Directors to serve for a one-year term;

     2. To ratify the selection of Peterson & Sullivan P.L.L.C. as the Company's independent auditors for 1999;

     3. To consider a proposal to ratify, confirm and approve an amendment to the Company's 1998 Stock Option Plan to increase the number of shares reserved for grant thereunder from 2,000,000 Common Shares to 4,000,000 Common Shares; and

     4. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on June 25, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of matters to be considered at the Annual Meeting. A copy of the Annual Report on Form 10-KSB for the year ended December 31, 1998 also accompanies this Notice.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT THAT YOU SHOULD ATTEND THE MEETING.


                                       By Order of the Board of Directors,

                                       /s/ Steven G. Wollach

                                       Steven G. Wollach
                                       President and Chief Executive Officer



Seattle, Washington
Dated:  June 23, 1999

                           INTERACTIVE OBJECTS, INC.
                           _________________________

                                PROXY STATEMENT
                                      for
                        Annual Meeting of Shareholders
                          to be held on July 23, 1999
                           _________________________

                                 INTRODUCTION

     Your proxy is solicited by the Board of Directors of Interactive Objects, Inc., a Washington corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Friday, July 23, 1999, at 10:00 a.m. (Pacific Time), at the Company's offices located at 217 Pine Street, Suite 800, Seattle, WA 98101 and at any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the Notice of Annual Meeting.

     The cost of soliciting proxies, including the cost of preparing, assembling and mailing proxies and soliciting material will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies personally or by telephone.

     Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. The enclosed proxy, when properly signed and returned to the Company, will be voted by the proxy holders at the Annual Meeting as directed therein. Proxies which are signed by shareholders but which lack any such specification will be voted in favor of the proposals set forth in the Notice of Annual Meeting.

     The mailing address of the offices of the Company is 217 Pine Street, Suite 800, Seattle, Washington 98101. The Company expects that the Notice of Annual Meeting, Proxy Statement, form of proxy, and Annual Report to Shareholders will first be mailed to shareholders on or about June 25, 1999.

                     OUTSTANDING SHARES AND VOTING RIGHTS

     At the close of business on June 18, 1999, there were 14,616,952 shares of common stock, par value $.01 per share ("Common Stock") issued and outstanding. Shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof are shareholders of record at the close of business on June 25, 1999. Persons who are not shareholders of record on such date will not be allowed to vote at the Annual Meeting. The Company has issued no other voting securities. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of Common Stock are not entitled to cumulate their votes for the election of directors.

                       SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth the number of shares of the Company's Common Stock beneficially owned by (i) each director and nominee for election to the Board of Directors of the Company; (ii) each of the named executive officers in the Summary Compensation Table; (iii) all directors and executive officers as a group; and (iv) to the best of the Company's knowledge, all beneficial owners of more than 5% of the outstanding shares of the Company's Common Stock as of June 18, 1999. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

The Company has been provided such information by its directors, nominees for directors, and executive officers.

                                                        Common Shares
Name (and Address of 5%                                  Beneficially                    Percent of
Holder) or Identity of Group                               Owned(1)                       Class(2)
------------------------------------------------  --------------------------  --------------------------------

Ryan Smith (3)                                            1,130,800                         7.7%
  1020 West Lake Sammamish Parkway NE
  Bellevue, WA  98008
Jay R. Paulson                                            1,013,475                         6.9%
  1839  280th Avenue NE
  Carnation, WA  98014
John J. Guarino (4)                                         800,000                         5.5%
  15515  184th Place NE
  Woodinville, WA  98072
Thad E. Wardell (5)                                       3,783,407                        25.8%
Brent Nelson (6)                                          3,245,800                        22.1%
Steven Wollach (7)                                        3,255,920                        21.3%
Kayleen A. Arafiles                                         858,025                         5.9%
All Directors and Executive                               5,575,195                        36.1%
 Officers as a Group (7 persons) (8)

___________________________
 *   Less than 1% of the outstanding shares of Common Stock.

(1) Under the rules of the Securities and Exchange Commission, shares not actually outstanding are nevertheless deemed to be beneficially owned by a person if such person has the right to acquire the shares within 60 days. Pursuant to such SEC rules, shares deemed beneficially owned by virtue of a person's right to acquire them are also treated as outstanding when calculating the percent of class owned by such person and when determining the percentage owned by a group.

(2) Based on 14,616,952 shares of Common Stock issued and outstanding as of June 18, 1999, after giving effect to the Company's redemption of 950,00 shares on March 26, 1999.

(3) All of Mr. Smith's shares are subject to the terms of a settlement agreement between Mr. Smith and the Company dated March 4, 1999.

(4) Includes 500,000 shares held by Mr. Guarino that are subject to the terms of a settlement agreement between Mr. Guarino and the Company dated March 4, 1999.

(5) Includes an aggregate of 2,580,800 shares for which Mr. Wardall has the right to vote, pursuant to the terms of the Company's settlement agreements with each of Messrs. Smith and Guarino. Mr. Wardall disclaims beneficial ownership of these shares. Also includes stock options to purchase 50,000 shares of Common Stock, which stock options are exercisable within 60 days of the date hereof.

(6) Includes an aggregate of 2,580,800 shares for which Mr. Nelson has the right to vote, pursuant to the terms of the Company's settlement agreements with each of Messrs. Smith and Guarino. Mr. Nelson disclaims beneficial ownership of these shares. Also includes stock options to purchase 65,000 shares of Common Stock, which stock options are exercisable within 60 days of the date hereof, and 600,000 shares of Common Stock held of record by Northwest Capital Partners, L.L.C., for which Mr. Nelson serves as president and managing partner; Mr. Nelson disclaims beneficiary ownership over all of such except to the extent of his pecuniary interest therein.

(7) Includes an aggregate of 2,580,800 shares for which Mr. Wollach has the right to vote, pursuant to the terms of the Company's settlement agreements with each of Messrs. Smith and Guarino. Mr. Wollach disclaims beneficial ownership of these shares. Also includes 25,000 shares held directly and stock options to purchase 650,120 shares of common stock, which stock options are exercisable within 60 days of the date hereof.

(8) Consists of Messrs. Wollach, Nelson, Wardall, Phillips and Jackson and Ms. Byrd and Ms. Arafiles. Includes an aggregate of 2,580,800 shares for which each of Messrs. Wardall, Nelson and Wollach has the right to vote, pursuant to the terms of the Company's settlement agreement with each of Messrs. Smith and Guarino; over all of which shares Messrs. Wardall, Nelson and Wollach disclaim beneficial ownership. Also includes stock options to purchase 836,370 shares of Common Stock, which stock options are exercisable within 60 days of the date hereof, held by the executive officers and directors as a group.

                             ELECTION OF DIRECTORS
                                 (Proposal #1)

     The Company's Board of Directors is divided into three classes each with three year terms and currently consists of three directors. The term of office for Class I directors expires with the Annual Meeting. The term of office for the Class II director (Steven G. Wollach) will expire at the annual meeting for the year 2000; and the term of office for Class III directors (currently vacant) will expire at the annual meeting for the year 2001. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy.

     The following persons have been nominated by the Company's Board of Directors to be elected as Class I directors at the Annual Meeting for a term expiring for the year 2002 or their earlier resignation or removal:

Name                        Age           Title
-------------------------------------------------------------------------------
Brent Nelson                 37           Director
Thad E. Wardall              53           Director

     Vote required. The affirmative vote of a majority of the total number of votes cast on this issue at the Annual Meeting is required for the election of the two directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE TWO NOMINEES TO THE BOARD OF DIRECTORS.

     Brent Nelson, age 37, has served as a Director of the Company since September 16, 1997. Mr. Nelson presently serves as the managing partner of Northwest Capital Partners, L.L.C., a venture capital firm located in Bellevue, Washington. Mr. Nelson presently serves on the boards of directors of PalmWorks, Inc., a software company, Eclipse Entertainment Group, Inc., a film development, production and distribution company; CybeRecord, Inc., a software company; International Digital Technology, Inc., a software company; Multiple Dwelling Television, Inc., a software company; Mobile PET Systems, Inc., a medical company; and Polar Cargo Systems, Inc., a trucking company.

     Thad E. Wardall, age 53, has served as a Director of the Company since September 16, 1997. From March 1996 to September 1997, Mr. Wardall served as a Director of Neoteric Media, Inc., before the merger with the Company in 1995. From June 1991 to February 1996, Mr. Wardall served as the International Facilities Project Manager for Microsoft Corporation. During his time with Microsoft, Mr. Wardall traveled to 27 countries and had oversight responsibilities for 36 high-tech subsidiary office projects. Mr. Wardall holds a Bachelor of Architecture degree from Washington State University.

                 COMPLIANCE WITH SECTION 16(a) OF EXCHANGE ACT

     Based on the Company's review of copies of forms filed with the Securities and Exchange Commission or written representations from certain reporting persons, in compliance with Section 16(a) of the Securities Exchange Act of 1934, the Company believes that during fiscal year 1998, all officers, directors, and greater than ten-percent beneficial owners complied with the applicable filing requirements.

                          BOARD AND COMMITTEE MEETINGS

     The Board of Directors held 11 meetings during 1998. No director attended less than 75% of the meetings of the Board and any committee of which the director was a member.

     The Board of Directors has designated two standing committees, the Audit Committee and the Compensation Committee. The Company does not have a nominating committee.

     The Audit Committee, consisting of Messrs. Nelson, Wardall and Wollach, reviews the Company's internal controls and recommends to the Board of Directors the engagement of the Company's independent auditors, reviewing with such accountants a plan for and the results of their examination of the Company's financial statements and determining the independence of such accountants. The Audit Committee held two meetings during 1998.

     The Compensation Committee, consisting of Messrs. Nelson, Wardall and Wollach, makes recommendations regarding the Company's 1998 Stock Option Plan and decisions concerning the salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee held two meetings during 1998.

                                   MANAGEMENT

Executive Officers and Key Employees of the Company

     Set forth below are the names of the executive officers and key employees of the Company as of June 18, 1999, their ages and employment for the past five years.

Name                         Age         Title
-------------------------------------------------------------------------------
Steven Wollach                45         President and Chief Executive Officer
Steve Jackson                 31         Executive Vice President
Mark Phillips                 24         Chief Technology Officer
Robin L. Byrd                 37         Corporate Secretary
Kayleen A. Arafiles           37         Vice President of the Consulting
                                           Division; and President, Avatar
                                           Interactive

     Executive officers of the Company are elected at the discretion of the Board of Directors with no fixed term. There are no family relationships between or among any of the executive officers or directors of the Company.

The following are the executive officers of the Company:

     Steven G. Wollach, age 45, was recently appointed Chief Executive Officer on April 23, 1999. Mr. Wollach was previously appointed President of the Company on October 27, 1998 in connection with the Company's restructuring. He has served as a Director of the Company since September 16, 1997, as Chief Financial Officer of the Company since October 1997 and as Treasurer since October 1997. From

1995 through 1997, Mr. Wollach served as an independent contractor for various venture capital firms. Prior to 1995, for several years Mr. Wollach worked in the accounting/audit/tax departments at Laventhol and Horwath and Seidman and Seidman, both Certified Public Accounting firms. Mr. Wollach holds a B.S. in Business, with a major in Accounting, from Wayne State University.

     Steve Jackson, age 31, has served as Executive Vice President since January 1999. Prior to that, he served as Chief Technology Officer of the Company from December 1997. From 1990 to 1996, Mr. Jackson served as Systems Engineer and Program Manager of Microsoft Corporation. During his time at Microsoft, Mr. Jackson managed several product development teams and was a lead member of the Company's Desktop Management Task Force and Licensing Services Application Programming Interface industry standards groups. From 1988 to 1990, Mr. Jackson served as Systems Engineer, Network Architect, and Software Design Engineer of
O/E Systems, Inc., a software company.   From 1987 to 1988, Mr. Jackson served
as Director of Training and Sales Representative of Entree Computer Systems, a software company.

     Mark Phillips, age 24, was appointed as Chief Technology Officer of the Company in January 1999. Mr. Phillips has been employed with the Company since January 1998, serving as a senior software engineer and developer. Prior to the Company, Mr. Phillips served as a senior software engineer and developer for Saltmine Creative, Inc., a software company, from July 1997 to January 1998, for Oo-moja Software, a software company, from December 1996 to July 1997, and for MetaBridge, Inc., a software company from June 1996 to July 1997. In addition, Mr. Phillips worked as a developer with the University of Washington Human Interface Technologies Lab from September 1996 to July 1998. Mr. Phillips earned his B.S. in Comparative History of Ideas, with a minor in Computer Science Engineering and Architecture Design from the University of Washington.

     Robyn L. Byrd, age 37, was recently appointed as Corporate Secretary of the Company in December 1998. Ms. Byrd has served a variety of administrative positions with the Company since her date of employment in November 1997. Prior to the Company, Ms. Byrd has served as office manager for Millstone Coffee, Inc., a food and beverage company since 1996 and as a customer service manager with Fukuda Denshi America., a medical software company from 1992 to 1996. Ms. Byrd received her Bachelor of Arts from the University of Washington.

     Kayleen A. Arafiles, age 37, has been President of Avatar Interactive, Inc. since its formation and through its merger with the Company, when Avatar became the Company's wholly owned subsidiary. Ms. Arafiles was also appointed as Vice President of the Company's Consulting Division effective with the merger of the Company with Avatar in March 1999. Prior to forming Avatar, Ms. Arafiles worked for Microsoft as a Senior Web Development Engineer for the Microsoft Network. Ms. Arafiles has also served as a Director for the Small Business Administration and served six years in the United States Army.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth all cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during each of the Company's last three fiscal years to each person who served as Chief Executive Officer during 1998. No other executive officers earned more than $100,000 in salary and bonuses in 1998.

                 Annual                    Compensation
       Name and Principal Position             Year       Salary    Bonus
---------------------------------------    ------------  --------- --------
Steven G. Wollach (1)                          1998       $117,500  $17,500
  President and Chief Executive Officer        1997         15,385      ---
Ryan Smith (2)                                 1998        121,517      ---
  Former Chief Executive Officer               1997         25,961      ---

(1) Mr. Wollach was appointed by the Board of Directors on October 27, 1998 to serve as the Company's President to replace Ryan Smith who resigned from his positions as Chief Executive Officer and Director in early October 1998. Mr. Wollach was appointed Chief Executive Officer on April 23, 1999.
(2) Mr. Smith resigned from his positions as Chief Executive Officer and Director in October 1998.

Option Grants During 1998 Fiscal Year

     The following table provides information regarding stock options granted during fiscal 1998 to the named executive officers in the Summary Compensation Table ("Named Executive Officers"). The Company has not granted any stock appreciation rights.

                              Number of Shares  % of Total Options
                                Underlying     Granted to Employees    Exercise or Base    Expiration
            Name              Options Granted   in Fiscal Year 1998   Price Per Share (1)     Date
---------------------------   ---------------- --------------------   -------------------  ----------

Steven G. Wollach                 60,000 (2)           2.2%                $1.41               1/1/08
                                 140,000 (3)           5.2                  1.41               1/1/08
                                  97,500 (4)           3.5                  1.41               1/1/08
                                   5,000               0.2                  1.41              5/22/08
                                  10,000               0.4                  1.41              8/19/08
                                  25,000               0.9                  1.41              8/19/08
                                 200,000               7.4                  1.41              11/1/08
                                 200,000               7.4                  1.41              11/1/08

Ryan Smith (6)                    12,500 (4)           0.5%                $2.31               1/1/08
                                   2,500 (4)           0.1                  2.37               1/1/08
                                   2,500 (4)           0.1                  2.13               1/1/08
                                   2,500 (4)           0.1                  2.75               1/1/08
                                   2,500 (4)           0.1                  1.88               1/1/08
                                   2,500 (4)           0.1                  2.47               1/1/08
                                  25,000 (5)           0.9                  3.44              11/1/08


(1) On November 4, 1998, all stock options held by then-current officers, directors and employees were repriced to the last sale price of the Common Stock on the OTC Bulletin Board on such date.

(2) Consists of options granted under Mr. Wollach's employment agreement, which were fully vested as of the date of the grant.

(3) Consists of options granted under Mr. Wollach's employment agreement, which vest monthly over two years beginning November 1, 1998.

(4) Consists of options granted to the Named Executive Officer for his service on the Board of Directors and any committee, which vest 100% on the one-year anniversary of the Board or committee meeting which he attended.

(5) Consists of options granted to the Named Executive Officer for his service on the Company's Board of Directors, which vest 100% on the one-year anniversary if the Named Executive Officer attends at least 75% of the Board meetings during the year.

(6) Mr. Smith resigned from his positions as an officer and director of the Company in October 1998. All of his stock options expired without being exercised 90 days from the date of termination, in accordance with the terms of the Company's stock option plan.

Option Exercises During 1998 Fiscal Year and Fiscal Year-End Option Values

     The following table provides information as to options exercised by the Named Executive Officers during 1998 and the number and value of unexercised options held by each of the Named Executive Officers at December 31, 1998. None of the Named Executive Officers exercised any stock options in 1998.

                                                                        Value of Unexercised
                                Number of Unexercised                 In-the-Money  Options at
                             Options at December 31, 1998                 December 31, 1998
Name                        Exercisable      Unexercisable      Exercisable (1)      Unexercisable(1)
------------------------  ---------------  -----------------  -------------------  --------------------
Steven G. Wollach             534,158           203,342           $16,559                $6,304
Ryan Smith (2)                 32,500               ---               ---                   ---

(1) Value is calculated on the basis of the difference between the option exercise price and $1.437, the closing sale price for the Company's Common Stock at December 31, 1998 as quoted on the OTC Bulletin Board, multiplied by the number of shares underlying the option.

(2) Mr. Smith resigned from his positions as an officer and director of the Company in October 1998. All of his stock options expired without being exercised 90 days from the date of termination, in accordance with the terms of the Company's stock option plan.

Compensation of Directors

     During 1998, Company directors were compensated for their service on the Company's Board of Directors and any committees on which they served. The Company's non-employee directors, Brent Nelson and Thad E. Wardall, each received a one-time grant of stock options to purchase 25,000 shares of Common Stock and were eligible to receive additional options to purchase 5,000 shares of Common Stock for each Board meeting attended, up to a total of 50,000 shares each. Steve Wollach received a one-time grant of stock options to purchase 50,000 shares of Common Stock and was eligible to receive additional options to purchase 10,000 shares of Common Stock for each Board meeting attended, up to a total of 100,000 shares. Ryan Smith and John Guarino, as employee directors, each received a one-time grant of stock options to purchase 12,500 shares of Common Stock and were eligible to receive additional options to purchase 2,500 shares of Common Stock for each Board meeting attended, up to a total of 25,000 shares each. Each of the Company's directors received the maximum number of stock options that such director was eligible to receive. All of such options vest one year from the date of grant.

     In addition, during 1998, each member of the Compensation Committee received options to purchase up to 5,000 shares (for non-employee directors) and 1,000 shares (for employee directors) for each committee meeting attended. Each member of the Audit Committee received options to purchase up to 15,000 shares (for non-employee directors) and 5,000 shares (for employee directors) for each committee meeting attended.

     Effective on August 19, 1998, the Board of Directors adopted a new compensation policy for the directors. Under the new policy, each director of the Company in office on such date and immediately following each annual shareholders' meeting thereafter will receive an annual grant of stock options to purchase 25,000 shares of Common Stock, at an exercise price equal to the closing trade price on the date of grant. The stock options will vest 100% on the one-year anniversary of the date of grant, provided that such director has attended at least 75% of all meetings of the Board of Directors during such period. In addition, each director who serves on the Audit Committee or the Compensation Committee will receive an annual grant of stock options to purchase 5,000 shares of Common Stock for each committee upon which such member serves, at an exercise price equal to the closing trade price on the date of grant, which options will vest 100% on the one-year anniversary of the date of grant.

Employment Contracts

     Effective November 1, 1998, the Company entered into a new employment agreement with Mr. Wollach to serve as President and Chief Financial Officer of the Company. The employment agreement runs through December 31, 1999 and currently provides for an annual base salary to Mr. Wollach of $175,000, subject to annual adjustment by the Board of Directors, together with an annual discretionary bonus as determined by the Board. The agreement also provides for performance-based bonus compensation Mr. Wollach of up to a total of $175,000 during calendar year 1999, based on the following performance criteria: listing of the Common Stock on The Nasdaq SmallCap Market ($25,000 bonus); effectiveness of the registration statement on Form SB-2 ($15,000); satisfaction of Company quarterly financial goals as set in advance by the Board of Directors ($5,000 bonus per quarter, up to aggregate of $20,000); satisfaction of Company yearly financial goals as set in advance by the Board of Directors ($5,000 bonus); closing of any acquisition by the Company, by purchase, merger or otherwise, of on-going businesses, intellectual property, software or other assets, which acquisition is accounted for using the purchase or pooling method of accounting ($40,000 bonus per acquisition); and closing trade price of the Common Stock as reported on the OTC Bulletin Board greater than or equal to $4.00 (one-time $25,000 bonus). Upon termination of the employment agreement by the Company without cause (as defined in the agreement), Mr. Wollach shall be entitled to severance payments equal to the product of his then-current base salary multiplied by a fraction, the numerator of which is the number of partial and complete calendar quarters between his original date of hire (September 1997) and the date of termination (up to a maximum of 12), and the denominator of which shall be 12. However, in the event of a change of control, Mr. Wollach's amount of severance will be as determined by the Board, and at least equal to his total salary and bonuses during the prior 12 months.

     Mr. Wollach's employment agreement also provides for a grant of additional stock options to purchase up to 400,000 shares of Common Stock, of which options for 200,000 shares are immediately vested and options for 200,000 shares vest monthly over a period of two years from the date of the employment agreement. The employment agreement also amended Mr. Wollach's prior stock option grant of 200,000 shares to provide that options for 60,000 shares would be immediately vested and options for 140,000 shares vest monthly over a period of two years from the date of the employment agreement. All of Mr. Wollach's options accelerate and become fully vested in the event of a merger, sale of substantially all of the Company's assets, reorganization, liquidation or change of control of the Company. All such stock options are exercisable at an exercise price of $1.406, the price at which outstanding Company options were repriced as of November 4, 1998.

     On April 23, 1999, Mr. Wollach was appointed Chief Executive Officer of the Company and, under his employment agreement, his annual salary was increased to $175,000. At such time, Mr. Wollach was also granted additional options for 200,000 shares, to vest monthly over a period of nineteen months from April 23, 1999 through November 1, 2000.

     Mr. Wollach serves as the Chief Executive Officer and as a Director of Avatar.

     The Company has entered into employment agreements with Messrs. Jackson and Western, effective January 1, 1998 and October 12, 1998, respectively. Each of the employment agreements is for a term of one year and provides for an annual base salary to each of Messrs. Jackson and Western of $100,000 and $100,000, respectively, subject to annual adjustment by the Board of Directors, together with an annual discretionary bonus to be determined by the Board of Directors. In addition, Mr. Western received a signing bonus in the form of stock options to purchase up to 10,000 shares of Common Stock pursuant to the Company's 1998 Stock Option Plan, which options vest 90 days from his date of hire. Mr. Western also received stock options to purchase up to an additional 100,000 shares of Common Stock which options vest annually over four years. All such options are exercisable at an exercise price of $1.093, the fair market value of the Common Stock on the date of hire. The foregoing employment agreements with Messrs. Jackson and Western also provide for severance payments to such executive officers upon the termination of employment by the Company without cause. The amount of severance payments will be equal to two months' salary for Mr. Jackson and two weeks' salary for Mr. Western.

     Additionally, pursuant to a non-competition agreement with the Company, each of such executive officers has agreed not to compete with the Company for a period of 12 months following the qualified termination of his employment, as defined in his respective employment agreement. The Company, at its option, may extend the non-compete period for an additional 12 months provided the Company pays the employee an amount equal to 50% of the highest base salary rate the Company paid him in the last year of employment.

     On April 2, 1999, Mr. Western terminated his employment with the Company. His options will expire 90 days after termination of his employment pursuant to the terms of the Stock Option Plan.

     On March 31, 1999, Kayleen A. Arafiles, the former principal and shareholder of Avatar, entered into a one-year employment agreement with the Avatar. Ms. Arafiles serves as the President of Avatar.

     In addition, in October 1997 the Company's Board of Directors adopted an executive compensation policy for certain of its executive officers. This policy provides for incentive-based equity compensation to the Company's executive officers based on the Company's performance and its achieving certain financial targets established by the Board of Directors for each fiscal year. Under the policy, if the Company meets between 50 and 100 percent of its financial targets for the fiscal year, the executive officers entitled to participate in the policy, as determined by the Board of Directors, will receive stock options under the Company's 1998 Stock Option Plan to purchase such number of shares of Common Stock as determined by the Board of Directors. If the Company fails to meet at least 50 percent of its financial targets, no additional equity compensation will be paid. Eligible executive officers who serve less than the full year may be entitled to receive their pro rata portion of any equity compensation payable under the policy. For fiscal year 1998, the Company did not pay any equity compensation to its officers under its executive compensation policy.

     In January 1999, the Board of Directors adopted a new executive bonus plan for fiscal year 1999. The purpose of the plan is to provide incentive equity compensation to the Company's executive management team and other employees based on the Company meeting certain financial performance goals as set by the Board. Satisfaction of the financial performance goals will be determined upon review of the Company's audited financial statements for 1999. The plan provides for the grant of stock options to purchase up to 1,500,000 shares of Common Stock, of which options for up to 750,000 shares will be available to the management team and options for up to 750,000 shares will be available for other Company employees. Additionally, on April 23, 1999, the Board approved the reservation of 562,500 shares to be made available to employees of Avatar at December 31, 1999 based on the performance of the combined operations of the Company and Avatar. Options under the plan may be granted upon satisfaction of the financial goals and at the then fair market value of the Common Stock and at such vesting schedules as set by the Board.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Company's Board was formed in October 1997. For the first half of 1998, the members of the Compensation Committee were Messrs. Wollach, Nelson and John Guarino, former Senior Vice President of the Company. The Compensation Committee was reconstituted effective August 18, 1998 to be comprised of Messrs. Nelson, Wardall and Wollach. Mr. Wollach is also an officer of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Report of the Compensation Committee on Executive Compensation

     The employee compensation policy of Interactive Objects, Inc. (the "Company") is to offer a package including a competitive salary, an incentive bonus based upon performance goals, and competitive benefits. The Company also encourages broad-based employee ownership of Company stock through a stock option program. The Company's compensation policy for officers is similar to that for other employees, and is designed to promote continued performance and attainment of corporate and personal goals.

     The Compensation Committee is composed of two directors who are not employees of the Company Brent Nelson and Thad E. Wardall. In addition, Steven
G. Wollach, the Company's President and Chief Executive Officer, is also a member of the Compensation Committee with respect to Compensation Committee issues not dealing with compensation of the President and Chief Financial Officer. The Compensation Committee is authorized to review compensation arrangements for the executive officers of the Company and to administer the Company's 1998 Stock Option Plan (the "1998 Plan") including the award of options granted under or outside the 1998 Plan. Members of the Compensation Committee are eligible to receive options under the 1998 Plan. See "Compensation of Directors" in this Proxy Statement.

     Officers of the Company are paid salaries in line with their responsibilities. These salaries are structured to be within the range of salaries paid by competitors in the high tech industry. The salaries of the Company's executive officers are determined by the Compensation Committee after considering such competitive factors, together with recommendations from the President and Chief Executive Officer (for the executive officers other than himself) and other factors as deemed appropriate by the Compensation Committee.

     Stock option grants are based on various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and prior option grants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 11, 1997, the Company entered into a three-year consulting agreement with Northwest Capital Partners, L.L.C. to serve as the Company's financial advisor. Brent Nelson, a director and shareholder of the Company, also serves as president and managing partner of Northwest Capital. Pursuant to the terms of the consulting agreement, the Company is obligated to pay Northwest Capital a fee of $5,000 per month for 36 months from December 31, 1997, in consideration for Northwest Capital's efforts and assistance in raising capital for the Company. This monthly fee was decreased by mutual agreement of the parties to $3,000 beginning November 1, 1998. Under the agreement, the Company issued 1,200,000 shares of Common Stock to Northwest Capital in consideration for its assistance with the Neoteric Acquisition and other financings for the Company. In addition, for the three-year period from September 10, 1997, the Company granted to Northwest Capital certain rights of first refusal on any offering of Company securities by the Company involving more than 1,000 shares of stock. Under the terms of the consulting agreement, Northwest Capital also has the right for a period of five years to nominate one director for election to the Company's Board of Directors, and its director nominee is Brent Nelson. In addition, for a three-year period following the term of the consulting agreement, the Company has granted to Northwest Capital a right of first refusal to act as financial advisor to the Company.

     On September 23, 1996, Neoteric Media entered into an asset purchase agreement with Steve Jackson, an officer and shareholder of the Company for the purchase of a software application developed by Mr. Jackson in consideration for $67,500 in cash, a promissory note for $62,500 and 80,000 shares of common stock of Neoteric Media (which shares represented 640,000 shares of common stock following the Neoteric Acquisition). The promissory note was subsequently paid in full in accordance with its terms. Neoteric Media also entered into a one-year employment agreement with Mr. Jackson effective on September 23, 1996 that provided for compensation based on a percentage of sales of the software application. That employment agreement expired by its terms and the Company has subsequently entered into a new employment agreement with Mr. Jackson effective January 1, 1998.

     On September 23, 1996, Thad E. Wardall, a director and shareholder of the Company, loaned $125,000 to Neoteric Media to fund the acquisition of the software application developed by Mr. Jackson. The loan was evidenced by a promissory note, secured by a lien on certain of the Company's assets. Subsequently, on August 25, 1997, the Company entered into a note exchange agreement with Mr. Wardall for the exchange of the prior promissory note for a new convertible promissory note in principal amount of $73,194 (the "Wardall Note"). On October 7, 1997, Mr. Wardall exercised his option to convert all outstanding principal and accrued interest on the Wardall Note into 112,607 shares of Common Stock (at a conversion rate of $0.65 per share) and the security interest terminated.

     In October 1998, Ryan Smith, the Company's former Chief Executive Officer and Chairman of the Board, and John Guarino, the Company's former Senior Vice President and a Director, resigned from their respective positions as officers and directors of the Company. Effective in March 1999, the Company entered into settlement agreements with each of Messrs. Smith and Guarino releasing the Company from all matters arising out of their prior employment with the Company. Pursuant to the terms of the settlement agreements, each of Messrs. Smith and Guarino has granted to the Company transferable rights to purchase up to 1,680,800 shares and 900,000 shares, respectively, currently held by such shareholders at a purchase price of $.50 per share. As part of the settlement, in April 1999, the Company repurchased, of such total shares, 550,000 shares held by Mr. Smith and 400,000 shares held by Mr. Guarino, for cash payments by the Company to Messrs. Smith and Guarino of $275,000 and $200,000, respectively. The remaining shares subject to the Company's option rights have been placed in an escrow, and may be released upon exercise of the options or upon expiration of the option periods with respect thereto. Commencing on October 15, 1999, and for every three months thereafter, up to 20% of the remaining shares will be released from the escrow. Pursuant to the terms of the settlement agreements, each of Messrs. Smith and Guarino have granted an irrevocable proxy to each of the Company's three directors, Messrs. Wollach, Nelson and Wardall, to vote the shares while held in the escrow. In addition, each of Messrs. Smith and Guarino have also agreed to certain contractual restrictions on their ability to sell shares of Company stock while the escrow is in effect.

     The Company is currently in negotiations and expects to enter into mediation and/or arbitration with Jay Paulson, a former officer and significant shareholder of the Company, in connection with certain severance and other matters arising out of his employment with the Company. In addition, the Company has been served with a complaint filed by Mr. Paulson in King County Superior Court in the State of Washington on November 18, 1998 (case no. 98-2-27751-1SEA) for declaratory and injunctive relief and unspecified damages in connection with a requested transfer of restricted securities held by Mr. Paulson. The Company believes it has taken appropriate action and intends to vigorously defend this lawsuit.

     Except as described above, there have not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of the Common Stock of the Company had or will have a direct or indirect material interest.

                RATIFICATION OF SECTION OF INDEPENDENT AUDITORS
                                 (Proposal #2)

     The Board of Directors will request that the shareholders ratify its selection of Peterson & Sullivan P.L.L.C. as independent auditors, to examine the consolidated financial statements of Interactive Objects, Inc. for the year ending December 31, 1999. Peterson & Sullivan P.L.L.C. examined the consolidated financial statements of the Company for the year ended December 31, 1998. Representatives of Peterson & Sullivan will be present at the Annual Meeting to make a statement if they desire to do so and respond to questions by shareholders.

     Vote Required. The affirmative vote of a majority of the total number of votes cast on this issue at the meeting is required for the ratification of the Board's selection of Peterson & Sullivan as the Company's independent auditors for the fiscal year ending December 31, 1999. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PETERSON & SULLIVAN AS INDEPENDENT AUDITORS OF THE COMPANY.

                APPROVAL OF AMENDMENT TO 1998 STOCK OPTION PLAN
                                 (Proposal #3)

     On April 15, 1998, the shareholders approved the Company's 1998 Stock Option Plan (the "Option Plan"). The Company is presently authorized to issue 2,000,000 shares of Common Stock upon the exercise of options granted under the Option Plan. As of June 1, 1999, the Company had awarded options to purchase an aggregate of 1,708,000 shares of Common Stock, which options are exercisable at a weighted average exercise price of approximately $1.51 per share.

     The shareholders will be requested at the Annual Meeting to approve an amendment to the Option Plan which increases by 2,000,000 shares the number of shares that maybe issued under the Option Plan to 4,000,000. The purpose of the Option Plan is to promote the success of the Company's business by attracting the best available personnel for positions of substantial responsibility, and to provide an incentive to officers, directors, employees, consultants and advisors of the Company. Since

1,708,750 of the options originally approved under the Option Plan have been granted, the Board of Directors believes that an increase in the number of shares available for issuance is necessary in order to achieve the purpose of the Option Plan.

     If approved, Section 2 of the 1998 Plan would be amended to provide for the reservation of four million (4,000,000) shares of Common Stock. A copy of the Option Plan as proposed to be amended may be obtained upon written request to the Company's Investor Relations Department at the address listed on the last page of this Proxy Statement.

     Summary of Option Plan

     A general description of some of the basic features of the Option Plan is presented below, but such description is qualified in its entirety by reference to the full text of the Option Plan, a copy of which may be obtained without charge upon written request to the Company's Investor Relations Department at the address listed on the last page of this Proxy Statement.

     Term. The term of each option granted under the Option Plan may be no more than ten years from the date of the grant. Options granted to employees expire 90 days following termination of employment (but in no event later than the date of expiration of the option), except in the case of permanent disability or death. In the case of termination of employment due to permanent disability or death, the option terminates one year from the date that the employee ceases to work as a result of disability or death (but in no event later than the date of expiration of such option). The Board of Directors has the authority to extend the expiration dates of any outstanding option in circumstances it deems appropriate, provided that it may not extend an option beyond the original term of such option.

     Options. When an option is granted under the Option Plan, the Board of Directors acting as the Administrator of the Option Plan, at its discretion, specifies the option price and the number of shares of Common Stock which may be purchased upon exercise of the option. The exercise price of an incentive stock option set by the Administrator may not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant. Unless otherwise determined by the Administrator, the exercise price of a nonqualified stock option will be 100% of the fair market value on the date of the grant. In the event of stock dividends, stock splits and similar capital changes, the Option Plan provides for appropriate adjustments in the number of shares available for options and the number of shares subject to and exercise prices of outstanding options.

     The closing bid and asked prices of the Company's Common Stock as reported on the OTC Bulletin Board on May 27, 1999 was 1 13/16 and 2, respectively. On November 4, 1998, the Company repriced all outstanding stock options held by current employees and directors to a price of $1.406, representing the last sale price of the Common Stock on the OTC Bulletin Board on such date. In addition, as a result of the restructuring in November 1998 in which the Company reduced its employee base from 23 to 13 employees and the resignations of Messrs. Smith and Guarino as officers of the Company, options for 50,375 shares of Common Stock terminated because they were not exercised within 90 days after the date of the restructuring.

     The exercise price of options is generally payable in cash. For nonqualified options, the option holder must also pay to the Company, at the time of purchase, the amount of federal, state and local withholding taxes required to be withheld by the Company. Under certain limited circumstances, shares of Common Stock may be used for payment of the exercise price or satisfaction of withholding obligations.

     Notwithstanding any vesting requirements of an option, in the event of a merger, reorganization, sale of substantially all of the assets of the Company, change of control of the Company, liquidation, dissolution or other corporate transaction wherein the Company is not the surviving corporation, an option holder typically has the right to immediately exercise all of his or her options, whether vested or unvested.

     The options are assignable only (i) by will or by the laws of descent and distribution or (ii) in the case of a nonqualified stock option, by gift to immediate family members of the optionee, to partnerships of which the only partners are members of the optionee's immediate family and trusts established solely for the benefit of such immediate family members.

     Federal Income Tax Consequences of the Option Plan. Under present law, an optionee will not realize any taxable income on the date a nonqualified stock option is granted to the optionee pursuant to the Option Plan. Upon exercise of the nonqualified stock option, however, the optionee will realize, in the year of exercise, ordinary income to the extent of the difference between the option price and the fair market value of the Company's Common Stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as capital gain or loss. The Company will be entitled to a tax deduction in its fiscal year in which nonqualified stock options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising such options.

     Incentive stock options granted pursuant to the Option Plan are intended to qualify for favorable tax treatment to the optionee under Code Section 422. Under Code Section 422, an employee realizes no taxable income when the incentive stock option is granted. If the employee has been an employee of the Company or any subsidiary at all times from the date of grant until three months before the date of exercise, the employee will realize no taxable income when the option is exercised. If the employee does not dispose of shares acquired upon exercise for a period of two years from the granting of the incentive stock option and one year after receipt of the shares, whichever is later, the employee may sell the shares and report any gain as capital gain. The Company will not be entitled to a tax deduction in connection with either the grant or exercise of an incentive stock option. If the employee should dispose of the shares prior to the expiration of the two-year or one-year periods described above, the employee will be deemed to have received compensation taxable as ordinary income in the year of the early sale in an amount equal to the lesser of (i) the difference between the fair market value of the Company's Common Stock on the date of exercise and the option price of the shares, or (ii) the difference between the sale price of the shares and the option price of shares. In the event of such an early sale, the Company will be entitled to a tax deduction equal to the amount recognized by the employee as ordinary income. The foregoing discussion ignores the impact of the alternative minimum tax, which may particularly be applicable to the year in which an incentive stock option is exercised.

     Plan Benefits. Future grants of stock options are subject to the discretion of the Administrator. Therefore, the future benefits under the Option Plan cannot be determined at this time.

     Vote Required. The affirmative vote of a majority of the total number of votes cast on this issue at the meeting is required to approve the amendment to the 1998 Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE 1998 PLAN.

                               VOTING TABULATION

     Vote Required. Under the Washington Business Corporation Act and the Company's Bylaws, if a valid quorum is present, either in person or by proxy, Proposals 1, 2 and 3 each requires the affirmative vote of a majority of the total number of votes cast on each Proposal at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by the Company.

     Effect of an Abstention and Broker Non-Votes. A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients' proxies in their own discretion.

                           2000 SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the annual meeting in 2000 must be submitted to the Company in appropriate written form on or before march 1, 2000 to be included in the Company's proxy statement and related proxy for the 2000 meeting.

                                 OTHER BUSINESS

          Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

                         ANNUAL REPORT TO SHAREHOLDERS

          A copy of the Company's Annual Report on Form 10-KSB, for the fiscal year ended December 31, 1998 accompanies this Notice of Annual Meeting and Proxy Statement. The Company will furnish any exhibit described in the list accompanying the Form 10-KSB upon the advance payment of reasonable fees related to the Company's furnishing such exhibit(s). Requests for copies of exhibit(s) should be directed to:

     Investor Relations
     Interactive Objects, Inc.
     217 Pine Street, Suite 800
     Seattle, WA 98101
     (206) 464-1008

                                       By Order of the Board of Directors

                                       /s/ Steven G. Wollach
                                       Steven G. Wollach
                                       President and Chief Executive Officer



June 23, 1999

                           INTERACTIVE OBJECTS, INC.
                                ______________

                                     PROXY
                  for Annual Meeting to be held July 23, 1999
                                ______________

The undersigned hereby appoints Steven G. Wollach and Thad Wardall, and each of them, with full power of substitution, his or her Proxies to represent and vote, as designated below, all shares of voting stock of Interactive Objects, Inc. registered in the name of the undersigned at the 1999 Annual Meeting of Shareholders of the Company to be held at the Company's offices, 217 Pine Street, Suite 800, Seattle, WA 98101 at 10:00 a.m., on Friday, July 23, 1999, and at any adjournment thereof. The undersigned hereby revokes all proxies previously granted with respect to such Annual Meeting.

     The Board of Directors recommends that you vote "FOR" each proposal.
     --------------------------------------------------------------------------

1.   Elect Directors.  Nominees:    Brent Nelson    Thad Wardall

     [_]   FOR all nominees listed above   [_]   WITHHOLD AUTHORITY to vote
           (except those whose names have        for all nominees listed above.
           been written on the line below)

     --------------------------------------------------------------------------
2. Ratification of Selection of Peterson & Sullivan P.L.L.C. as the Company's independent auditors for 1999.

          [_]     FOR     [_]     AGAINST

3. Proposal to ratify, confirm and approve an amendment to the Company's 1998 Stock Option Plan to increase the number of shares reserved for grant thereunder from 2,000,000 to 4,000,000.

          [_]     FOR     [_]     AGAINST

4. Other Matters. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL SPECIFICALLY IDENTIFIED ABOVE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


Date:______________, 1999           __________________________________________


                                    __________________________________________
                                    PLEASE DATE AND SIGN ABOVE exactly as name appears at the left, indicating, where proper, official position or representative capacity. For stock held in joint tenancy, each joint owner should sign.